ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated October 16, 2012

Media Release: October 16, 2012

UBS ANNOUNCES CONSENT SOLICITATION REGARDING EXCHANGE TRADED NOTE LINKED TO THE UBS BLOOMBERG CONSTANT MATURITY COMMODITY INDEX TOTAL RETURN DUE 2038: UCI

New York, October 16, 2012—UBS AG announced today that it has launched a consent solicitation (the “Consent Solicitation”) for its Exchange Traded Access Securities (ETRACS) linked to the UBS Bloomberg Constant Maturity Commodity Index Total Return due 2038, CUSIP No. 902641778 (the “Securities”). The Securities trade on the NYSE Arca under the ticker symbol “UCI”.

Subject to the terms and conditions set forth in the Consent Solicitation Statement dated October 16, 2012 (the “Statement”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”), UBS AG (“UBS”) is soliciting consents (“Consents”) to the proposed amendment (the “Proposed Amendment”) of the Indenture from each person in whose name Securities were registered at 5:00 p.m., New York City time, on October 15, 2012 (the “Record Date”), or their duly designated proxies, including persons who held Securities through The Depository Trust Company as of the Record Date (“DTC Participants” and, together with registered holders as of the Record Date, the “Holders”).

Pursuant to the terms of the Securities, UBS has the right to redeem all, but not less than all, outstanding Securities on any “Trading Day” (as defined in the Securities) on or after April 4, 2013, provided that the aggregate principal amount of the Securities outstanding must be less than $10,000,000 on the fifth Trading Day prior to the applicable “Call Settlement Date” (as defined in the Securities). Also, pursuant to the terms of the Securities, the “Fee Amount” is currently an amount equal to 0.65% per annum calculated on a daily basis.

The Proposed Amendment would give UBS the right, on or after April 4, 2013, to redeem all, but not less than all, outstanding Securities, without regard to the amount of Securities outstanding. If UBS receives the Requisite Consents (as defined below) to make such change to the redemption provision of the Securities and enters into the Supplemental Indenture (as defined in the Statement), then UBS will also reduce the Fee Amount of the Securities applicable to the period beginning on the day after such Supplemental Indenture is entered into and continuing until the “Maturity Date” (as defined in the Securities) from an amount equal to 0.65% per annum to an amount equal to 0.55% per annum, calculated on a daily basis.

Under the Indenture, Holders must deliver (and not revoke) valid Consents in respect of at least 662/3% in principal amount of the outstanding Securities (the “Requisite Consents”) to approve the Proposed Amendment.

The Consent Solicitation is being made pursuant to the Statement and accompanying Letter of Transmittal, and investors should review these documents for important terms and conditions relating to the Consent Solicitation.

A beneficial owner of an interest in Securities held through a DTC Participant must properly instruct such DTC Participant sufficiently in advance of 5:00 p.m., New York City Time, on Wednesday, November 7, 2012 (which time and date may be extended, pursuant to the terms of the Statement) to cause a Consent to be delivered by such DTC Participant with respect to the Proposed Amendment.

Requests for assistance in completing and delivering the Letter of Transmittal or requests for additional copies of the Statement, the Letter of Transmittal and other related documents should be directed to the Tabulation Agent at its address and telephone number below.

All other requests regarding the Consent Solicitation should be directed to UBS Securities LLC, at its address and telephone number below.

The Securities were issued pursuant to the Indenture, dated as of November 21, 2000, between UBS and U.S. Bank Trust National Association , as supplemented by the First Supplemental Indenture thereto, dated as of February 28, 2006, the Second Supplemental Indenture thereto, dated as of December 13, 2010, and the global security with respect to the Securities, dated April 4, 2008 .

None of UBS, its subsidiaries or affiliates, the Solicitor, or the Tabulation Agent makes any recommendation as to whether Holders should deliver Consents to the Proposed Amendment pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. The Statement and the Letter of Transmittal contain important information that should be read before any decision is made with respect to the Consent Solicitation.

UBS Securities LLC, the Solicitor for the Consent Solicitation can be contacted at:

UBS Securities LLC

1285 Avenue of the Americas

New York, New York 10019

Attn: ETRACS

Toll-Free: 1-877-387-2275

www.etracs.com

U.S Bank Trust National Association, the Tabulation Agent for the Consent Solicitation, can be contacted at:

U.S. Bank Trust National Association

60 Livingston Avenue

St. Paul, MN 55107

Attn: Specialized Finance

1-800-934-6802

About ETRACS

For further information about ETRACS ETNs, go to http://www.etracs.com.

Exchange Traded Access Securities, ETRACS, are exchange-traded notes (ETNs), an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETNs offer:

•	Access to asset classes with historically low correlations to more traditional asset classes
•	Convenience of an exchange-traded security
•	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETN.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275).

THE INDEX SPONSORS DO NOT GUARANTEE THE QUALITY, ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR ANY DATA INCLUDED THEREIN AND SHALL NOT HAVE ANY LIABILITY FOR ANY DATA INCLUDED THEREIN OR FOR ANY ERRORS, OR OMISSIONS OR INTERRUPTIONS IN THE CALCULATION AND/OR DISSEMINATION OF THE INDEX. THE INDEX SPONSORS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN OR FROM ANY OTHER USE (WHETHER DIRECTLY OR VIA ANY PRODUCT REFERENCED THERETO). THE INDEX SPONSORS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND TO THE EXTENT PERMITTED BY LAW HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, TO THE EXTENT PERMITTED BY LAW, THE INDEX SPONSORS DISCLAIM ANY LIABILITY FOR ANY PUNITIVE, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. © UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “UBS Bloomberg Constant Maturity Commodity Index” and “CMCI” are service marks of UBS and/or Bloomberg. UBS assumes sole responsibility for this press release, which has not been reviewed by Bloomberg. Other marks may be trademarks of their respective owners. All rights reserved. Patent pending.

Media Enquiries

	Megan Stinson	+1-212-713 1302
New York:
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Notes to Editors

UBS draws on its 150-year heritage to serve private, institutional and corporate clients worldwide, as well as retail clients in Switzerland. We combine our wealth management, investment banking and asset management businesses with our Swiss operations to deliver superior financial solutions.

UBS is present in all major financial centers worldwide. It has offices in over 50 countries, with about 37% of its employees working in the Americas, 37% in Switzerland, 16% in the rest of Europe and 10% in Asia Pacific. UBS employs about 65,000 people around the world. Its shares are listed on the SIX Swiss Exchange and the New York Stock Exchange (NYSE).

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